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                                                                  Exhibit (a)(8)
                                                                  --------------
VIA ELECTRONIC MAIL

                                                 January 10, 2002

Dear Pac-West Team Member:

     On December 19, 2001, we reported to you that following the expiration of our offer to exchange options currently outstanding under the Pac-West Telecomm, Inc. 1999 Stock Incentive Plan, we accepted for exchange a total of 825,900 options. However, due to a processing error, the correct number of options accepted by us was 831,638.

     Please do not hesitate to contact Stephanie Van Steyn at (209) 926-3318 or Jeff Webster at (209) 926-3375 with any questions regarding this notice or the option exchange program generally.

                                                 Sincerely,


                                                 Human Resources
                                                 Pac-West Telecomm, Inc.